UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
 THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 29, 2017

HOOKER FURNITURE CORPORATION
 (Exact name of registrant as specified in its charter)

Virginia	000-25349	54-0251350
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

440 East Commonwealth Boulevard, Martinsville, Virginia	24112	(276) 632-2133
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory arrangement of Certain Officers.

Election of Directors.

On August 29, 2017, the Board of Directors (the “Board”) of Hooker Furniture Corporation (the “Company”) voted to increase the size of the Board to nine members and subsequently elected Paulette Garafolo and Tonya Harris Jackson to the Company’s Board effective August 29, 2017, to serve until the next Election of Directors. Additionally, and consistent with the Board’s “Committees of the Whole” approach to corporate governance, Mses. Garafolo and Jackson will serve on all of the Board’s committees which include the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee.

There are no arrangements or understandings between the newly appointed directors and any other persons pursuant to which they were selected as directors.  There has been no transaction, nor is there any currently proposed transaction, between any newly appointed director and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Departure of Director.

On August 29, 2017, David G. Sweet notified the Board of his decision not to stand for re-election at the Company’s 2018 Annual Meeting of Shareholders, which is to be held on June 7, 2018. Mr. Sweet’s decision not to stand for re-election was not a result of any disagreement with other Board members or with management. Mr. Sweet will continue to serve through the remainder of his current term.

Item 8.01. Other Events.

On August 29, 2017 the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1 and which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1. Press release dated August 29, 2017

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HOOKER FURNITURE CORPORATION

By:    /s/ Paul A. Huckfeldt
Paul A. Huckfeldt
Chief Financial Officer and
Senior Vice-President – Finance and Accounting

Date: August 30, 2017